Exhibit 99.2
Abercrombie & Fitch
April 2008 Sales Release
Call Script
This is Brian Logan, Sr. Director of Investor Relations and Controller of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended May 3rd, 2008.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended May 3rd, 2008, were $241.0 million, an 18% increase over net sales of $204.6 million for the four-week period ended May 5th, 2007. Total Company direct-to-consumer net sales increased 47% to $20.0 million for the four-week period ended May 3rd, 2008, compared to the four-week period ended May 5th, 2007. April comparable store sales increased 6%.
By brand, Abercrombie & Fitch comparable store sales were up 11%. Men’s comps were up by a low twenty; women’s comps were up by a mid single digit. Transactions per store per week were up 5% and average transaction value was up 7%.

Abercrombie & Fitch
April 2008 Sales Release
Call Script
In the kids business, abercrombie, comparable store sales were up 7%. Boys comps were up by a mid teen; girls comps were up by a low single digit. Transactions per store per week were up 2% and average transaction value was up 6%.
Hollister comparable store sales were up 1%. Dudes comps were up by a low double digit; while Bettys comps were down by a low single digit. Transactions per store per week were down 1%; while average transaction value was up 2%.
RUEHL comparable store sales were down 12%. Men’s comps were flat to last year; while women’s comps were down by a low twenty. Transactions per store per week were down 27%; while average transaction value was up 5%.
From a merchandise classification standpoint across all brands, strongest performing masculine categories included, knit and fleece tops, graphic tees and fragrance, while pants and activewear were weakest. In the feminine businesses, again on a total company basis, shorts, jeans and accessories were strongest; while knit tops and graphic tees were weakest.

Abercrombie & Fitch
April 2008 Sales Release
Call Script
Comps were strongest in US-based “tourist” stores, the Northeast and international stores; while comps were weakest in the West.
We will announce 1st quarter earnings on Friday, May 16th, prior to open of the market followed by a conference call at 8:30 AM Eastern Time. To listen to the conference call dial (800) 811-0667 and ask for the Abercrombie & Fitch Quarterly Call or go to abercrombie.com. The international call-in number is (913) 981- 4901. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 3028248 or through abercrombie.com.
Thank You.

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